As filed with the Securities and Exchange Commission on July 1, 2014

Registration No.333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HudBay Minerals Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada
(Province or Other Jurisdiction of Incorporation or Organization)

1000
(Primary Standard Industrial Classification Code Number)

98-0485558
(I.R.S. Employee Identification No.)

25 York Street, Suite 800
Toronto, Ontario
M5J 2V5, Canada
Telephone:  (416) 362-8181
(Address, including postal code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company
1180 Ave of the Americas, Suite 210
New York, NY 10036
Telephone:  (212) 299-5600
(Name, Address (Including Zip Code) and Telephone Number (Including Area Code) of Agent for Service in the United States)

Copies to:

Patrick Donnelly	Mark L. Mandel, Esq.	Kari MacKay
HudBay Minerals Inc.	Milbank, Tweed, Hadley & McCloy LLP	Goodmans LLP
25 York Street, Suite 800	One Chase Manhattan Plaza	Bay Adelaide Centre
Toronto, Ontario	New York, NY 10005-1413	333 Bay Street, Suite 3400
M5J 2V5, Canada	(212) 530-5000	Toronto, ON M5H 2S7
(416) 362-8181		(416) 979-2211

Approximate date of commencement of proposed sale of the securities to the public:  as soon as practicable after this registration statement becomes effective.

Province of Ontario, Canada
(Principal Jurisdiction Regulating this Form F-10 Offering)

It is proposed that this filing shall become effective (check appropriate box):

A.               ☒              upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.                ☐                at some future date (check appropriate box below):

1.                 ☐                Pursuant to Rule 467(b) on (         ) at (         ) (designate a time not sooner than seven calendar days after filing).

2.                 ☐                Pursuant to Rule 467(b) on (         ) at (         ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (         ).

3.                 ☐                Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.                 ☐                After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form F-10 are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, without par value	291,383(2)(3)	$2.64	$114,228,982.88(3)(4)	$14,712.69(4)
Common Share Purchase Warrants	22,781,695(5)	N/A	N/A	N/A(6)
Common Shares, without par value	22,781,695(7)	$15.77(8)	$359,267,330.15(9)	$46,273.63

(1)             Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein also relates to the 41,921,758 HudBay Minerals Inc. (“Hudbay” or the “Registrant”) common shares, without par value (“Hudbay Shares”), previously registered pursuant to registration statement 333-193876.

(2)             The maximum aggregate number of Hudbay Shares estimated to be issuable upon consummation of the exchange offer (as defined below) for all of the issued and outstanding common shares (the “Common Shares”) of Augusta Resource Corporation (“Augusta”), assuming the exercise of all of the in-the-money convertible securities of Augusta and excluding any Common Shares owned directly or indirectly by Hudbay and its affiliates, is 42,213,141, calculated by multiplying (i) 134,009,970, which is the difference of (A) 157,068,555, the number of Common Shares that Augusta represented to be outstanding on a fully diluted basis (assuming the exercise of all the in-the-money convertible securities of Augusta) as of June 23, 2014 in that certain Support Agreement by and between Hudbay and Augusta, dated as of June 23, 2014 (and filed with the Commission by Hudbay on June 24, 2014 as Exhibit 99.2 to Amendment No. 4 to Schedule 13D/A and after giving effect to the 3,330,000 Common Share purchase warrants issued by Augusta in December 2013), minus (B) 23,058,585, the number of Common Shares owned directly or indirectly by Hudbay and its affiliates as of June 26, 2014 (such difference, the “Outstanding Common Share Amount”) by (ii) 0.315, the number of Hudbay Shares to be exchanged for each Common Share pursuant to the transactions described herein.  41,921,758 of the 42,213,141 Hudbay Shares estimated to be issuable upon consummation of the exchange offer (the “Offer”) were previously registered pursuant to registration statement 333-193876; therefore, 291,393 additional Hudbay Shares issuable upon consummation of the Offer are being registered pursuant to this registration statement.

(3)             Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10.  The proposed maximum aggregate offering price is equal to the product of (i) US$2.635, the average of the high and low sale prices of the Common Shares as reported on the NYSE MKT on June 12, 2014, and (ii) 134,009,970 Common Shares in the aggregate that may be received by Hudbay or cancelled in the transaction described herein.  If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 under the Securities Act of 1933 shall apply to this registration statement.

(4)             Pursuant to Rule 457(p) of the Securities Act of 1933, the proposed maximum aggregate offering price resulting from the above calculation has been reduced by the $238,887,478.07 proposed aggregate offering price contained in the Registration Statement No. 333-193876.  The Registrant paid registration fees in the amount of $30,768.71 with respect to the offering price contained in the Registration Statement No. 333-193876 at the time of the filing of such Registration Statement.

(5)             Represents the maximum aggregate number of warrants to purchase one Hudbay Share (“Hudbay Warrants”) estimated to be issuable upon consummation of the Offer for all of the issued and outstanding Augusta Common Shares assuming the exercise of all the in-the-money convertible securities of Augusta, other than any Common Shares owned directly or indirectly by Hudbay and its affiliates, calculated by multiplying (a) the Outstanding Common Share Amount by (b) 0.17, the number of Hudbay Warrants to be exchanged for each Common Share pursuant to the transactions described herein.

(6)             In accordance with existing SEC interpretations, the entire registration fee for the Hudbay Warrants is allocated to the Hudbay Shares registered underlying the warrants, and no separate fee is recorded for the warrants to purchase Hudbay Shares.

(7)             Represents the maximum number of Hudbay Shares issuable upon the exercise of the warrants to be issued as part of the exchange offer.

(8)             Converted into U.S. dollars based on the noon rate of exchange on June 26, 2014, as reported by the Bank of Canada, of 1.0707.

(9)             Represents the aggregate amount of additional consideration that is to be received in connection with the exercise of the Hudbay Warrants calculated in accordance with Rule 457(i) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Item 1.   Home Jurisdiction Document

This registration statement on Form F-10 (this “Registration Statement”) is filed by HudBay Minerals Inc., a corporation existing under the laws of Canada (“Hudbay” or the “Registrant”).

This Registration Statement relates to the offer to purchase (the “Offer”) by Hudbay for all of the issued and outstanding common shares (the “Common Shares”) of Augusta Resource Corporation, a corporation existing under the laws of Canada (“Augusta”), other than any Common Shares held directly or indirectly by Hudbay and its affiliates, including, any Common Shares that may become issued and outstanding upon the exercise, exchange or conversion of any options or any other rights to acquire Common Shares after the date hereof but prior to the expiry time of the Offer, together with the associated rights issued under Augusta’s Shareholder Rights Plan, for consideration per Common Share of 0.315 of a common share, without par value, of Hudbay (a “Hudbay Share”) plus 0.17 of a warrant to purchase one Hudbay Share with an exercise price of C$15.00 (a “Hudbay Warrant”).

The Offer is subject to the terms and conditions set forth in Hudbay’s Offer and Circular dated February 10, 2014, as amended by the Notice of Variation and Extension dated March 14, 2014, the Notice of Variation and Extension dated March 31, 2014, the Notice of Change dated April 24, 2014, the Notice of Variation and Extension dated May 5, 2014, the Notice of Variation and Extension dated May 16, 2014, the Notice of Variation and Extension dated May 27, 2014, the Notice of Variation and Extension dated June 9, 2014, the Notice of Variation and Extension dated June 20, 2014 and the Notice of Variation and Extension dated July 2, 2014 (collectively, the “Offer and Circular”), and the related Letter of Transmittal and Notice of Guaranteed Delivery, copies of which are attached hereto as Exhibits 1.1, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21, 4.22 and 4.23, respectively.

The information set forth in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, including all schedules, exhibits and annexes thereto, is hereby expressly incorporated herein by reference in response to all items of information required to be included in, or covered by, a registration statement on Form F-10, and is supplemented by the information specifically provided herein.

Item 2.         Additional Information.

See the financial statements included or incorporated by reference in the Offer and Circular.

Item 3.         Informational Legends.

See the outside front cover page and the introduction of the Offer and Circular.

Item 4.         Incorporation of Certain Information by Reference.

See “Circular Documents Incorporated by Reference” in the Offer and Circular.

Item 5.         List of Documents filed with the SEC.

The following documents have been filed with the U.S. Securities and Exchange Commission (the “Commission”) as part of the Registration Statement: (i) the Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery; (ii) press releases related to the Offer; (iii) investor relations presentations; (iv) the analyst call transcript of a conference call related to the Offer; (v) a newspaper advertisement related to the Offer; (vi) an early warning report filed under National Instrument 6-2103 related to the Offer; (vii) material change reports related to the Offer; (viii) press releases related to Hudbay’s financial results; (ix) management discussion and analysis and audited financial statements for the year ended December 31, 2013; (x) management’s discussion and analysis and unaudited financial statements for the three months ended March 31, 2014; (xi) the documents listed in the Offer and Circular as incorporated by reference herein; and (xii) consents of auditors, counsel and qualified persons.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS.

Indemnification of Officers and Directors

The by-laws of Hudbay provide that, subject to the relevant provisions of the Canada Business Corporations Act, Hudbay shall indemnify a director or officer of Hudbay, a former director or officer of Hudbay, or another individual who acts or acted at Hudbay’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Hudbay or such other entity if (i) the individual acted honestly and in good faith with a view to the best interests of Hudbay or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Hudbay’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual has reasonable grounds for believing that the individual’s conduct was lawful.

Hudbay also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers.  The directors and officers are not required to pay any premium in respect of the insurance.  The policy contains standard industry exclusions.

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS TO FORM F-10

The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to the applicable Form F-X referencing the file number of the Registration Statement.

FORM F-10

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 1st day of July, 2014.

HUDBAY MINERALS INC.

by	/s/ David A. Garofalo
Name: David A. Garofalo
Title: President and Chief Executive Officer

SIGNATURES

Each person whose signature appears below constitutes and appoints each of David A. Garofalo, David S. Bryson and Patrick Donnelly as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Garofalo	President, Chief Executive Officer	July 1, 2014
David A. Garofalo	(Principal Executive Officer) and Director

/s/ David S. Bryson	Senior Vice President and Chief Financial Officer	July 1, 2014
David S. Bryson	(Principal Financial Officer)

/s/ G. Wesley Voorheis
G. Wesley Voorheis	Chairman and Director	July 1, 2014

/s/ Tom A. Goodman
Tom A. Goodman	Director	July 1, 2014

/s/ Alan R. Hibben
Alan R. Hibben	Director	July 1, 2014

/s/ W. Warren Holmes
W. Warren Holmes	Director	July 1, 2014

/s/ Sarah B. Kavanagh
Sarah B. Kavanagh	Director	July 1, 2014

/s/ Michael T. Waites
Michael T. Waites	Director	July 1, 2014

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, in the City of Newark, State of Delaware, USA on this 1st day of July, 2014.

Donald J. Puglisi
(Authorized U.S. Representative)

by	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director
Puglisi & Associates

INDEX TO EXHIBITS

Exhibits to Form F-10

Exhibit No.
1.1**

Offer and Circular dated February 10, 2014 (incorporated by reference to Exhibit 1.1 of the Registration Statement of Hudbay Minerals Inc. on Form F-10, Registration No. 333-193876, filed February 11, 2014).

1.2**	Form of Letter of Transmittal (incorporated by reference to Exhibit 1.2 of the Registration Statement of Hudbay Minerals Inc. on Form F-10, Registration No. 333-193876, filed February 11, 2014).
1.3**

Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 1.3 of the Registration Statement of Hudbay Minerals Inc. on Form F-10, Registration No. 333-193876, filed February 11, 2014).

1.4**	Press Release dated February 10, 2014 (incorporated by reference to Hudbay’s filing pursuant to Rule 425 on February 10, 2014).
1.5**	Investor Relations Presentation related to Constancia Project dated February 2014 (incorporated by reference to Hudbay’s filing pursuant to Rule 425 on February 10, 2014).
1.6**	Early warning report under National Instruction 62-103 (incorporated by reference to Hudbay’s Form 6-K filed February 10, 2014).
1.7**	Conference call transcript dated February 10, 2014 (incorporated by reference to Hudbay’s filing pursuant to Rule 425 on February 10, 2014).
1.8**	Conference call transcript dated February 10, 2014 (incorporated by reference to Hudbay’s filing pursuant to Rule 425 on February 10, 2014).
1.9**

Newspaper Advertisement dated February 11, 2014 (incorporated by reference to Exhibit 1.9 of the Registration Statement of Hudbay Minerals Inc. on Form F-10, Registration No. 333-193876, filed February 11, 2014).

2.1*	Confidentiality Agreement, dated June 2, 2014, by and between Hudbay and Augusta.
4.1**

The Annual Information Form of HudBay Minerals Inc. for the year ended December 31, 2012 (incorporated by reference to Exhibit 99.1 to Hudbay’s Form 40-F (Commission File No. 001-34244) filed with the Commission on March 28, 2013 (the “Form 40-F”)).

4.2**

The annual audited consolidated financial statements of HudBay Minerals Inc. for the years ended December 31, 2012 and 2011 and notes and the auditor’s report in respect thereof, and the management’s discussion and analysis of HudBay Minerals Inc. for the financial years ended December 31, 2012 and 2011 (incorporated by reference to Exhibits 99.2 and 99.3 to the Form 40-F).

4.3**

The notice of annual and special meeting of shareholders and management information circular dated April 5, 2013 in respect of the annual and special meeting of shareholders held on May 10, 2013 (incorporated by reference to Exhibit 99.2 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on April 10, 2013).

4.4**

The material change report of HudBay Minerals Inc., dated June 20, 2013, in respect of the announcement of the offering of an additional US$150 million aggregate principal amount of the Company’s 9.50% senior unsecured notes and the closing of such offering (incorporated by reference to Exhibit 99.1 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on June 21, 2013).

4.5**

The unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2013 and notes related thereto, together with the credit supporter disclosure filed concurrently therewith, and the management’s discussion and analysis for the three and nine months ended September 30, 2013 (incorporated by reference to Exhibits 99.1 and 99.2 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on November 12, 2013).

4.6**

The material change report of HudBay Minerals Inc., dated November 13, 2013, in respect of the announcement that Hudbay entered into an amended and restated precious metals purchase agreement with an affiliate of Silver Wheaton Corp. (incorporated by reference to Exhibits 99.1 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on November 14, 2013).

4.7**

The material change report of HudBay Minerals Inc., dated December 10, 2013, in respect of the announcement of the completion of Hudbay’s offering of US$100 million of 9.50% senior unsecured notes (incorporated by reference to Exhibits 99.1 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on December 11, 2013).

4.8**

The press release of HudBay Minerals Inc., dated January 8, 2014, in respect of Hudbay’s 2014 production guidance and capital and exploration expenditure forecasts (incorporated by reference to Exhibit 1.1 of the Registration Statement of Hudbay Minerals Inc. on Form F-10, Registration No. 333-193876, filed February 11, 2014).

4.9**

The material change report of HudBay Minerals Inc., dated January 16, 2014, in respect of an offering of 18,200,000 common shares of Hudbay (incorporated by reference to Exhibits 99.1 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on January 17, 2014).

4.10**	The material change report of HudBay Minerals Inc., dated February 14, 2014, in respect of the Offer (incorporated by reference to Hudbay’s filing pursuant to Rule 425 on February 14, 2014).
4.11**

The press release of HudBay Minerals Inc., dated February 19, 2014, in respect of the announcement of Hudbay’s fourth quarter 2013 financial results (incorporated by reference to Hudbay’s filing pursuant to Rule 425 on February 19, 2014).

4.12**

The annual audited consolidated financial statements of HudBay Minerals Inc. for the years ended December 31, 2013 and 2012 and notes and the auditor’s report in respect thereof, together with the credit supporter disclosure filed concurrently therewith, and the management’s discussion and analysis of HudBay Minerals Inc. for the financial years ended December 31, 2013 and 2012 (incorporated by reference to Exhibits 99.1, 99.2 and 99.3 to Hudbay’s Form 6-K filed February 20, 2014).

4.13**

Notice of Variation and Extension, dated March 14, 2014 (incorporated by reference to Exhibit 4.13 of Amendment No. 2 to the Registration Statement of Hudbay Minerals Inc. on Form F-10, Registration No. 333-193876, filed March 14, 2014).

4.14**

Notice of Variation and Extension, dated March 31, 2014 (incorporated by reference to Exhibit 4.14 of Amendment No. 3 to the Registration Statement of Hudbay Minerals Inc. on Form F-10, Registration No. 333-193876, filed April 1, 2014).

4.15**

Notice of Change, dated April 24, 2014 (incorporated by reference to Exhibit 4.15 of Amendment No. 4 to the Registration Statement of Hudbay Minerals Inc. on Form F-10, Registration No. 333-193876, filed April 24, 2014).

4.16**

Notice of Variation and Extension, dated May 5, 2014 (incorporated by reference to Exhibit 4.16 of Amendment No. 5 to the Registration Statement of Hudbay Minerals Inc. on Form F-10, Registration No. 333-193876, filed May 5, 2014).

4.17**

Notice of Variation and Extension, dated May 16, 2014 (incorporated by reference to Exhibit 4.17 of Amendment No. 6 to the Registration Statement of Hudbay Minerals Inc. on Form F-10, Registration No. 333-193876, filed May 16, 2014).

4.18**

Notice of Variation and Extension, dated May 27, 2014 (incorporated by reference to Exhibit 4.18 of Amendment No. 7 to the Registration Statement of Hudbay Minerals Inc. on Form F-10, Registration No. 333-193876, filed May 27, 2014).

4.19**

Notice of Variation and Extension, dated June 9, 2014 (incorporated by reference to Exhibit 4.19 of Amendment No. 8 to the Registration Statement of Hudbay Minerals Inc. on Form F-10, Registration No. 333-193876, filed June 9, 2014).

4.20**

Notice of Variation and Extension, dated June 20, 2014 (incorporated by reference to Exhibit 4.20 of Amendment No. 9 to the Registration Statement of Hudbay Minerals Inc. on Form F-10, Registration No. 333-193876, filed June 20, 2014).

4.21*	Notice of Variation and Extension, dated July 2, 2014.
4.22*	Letter of Transmittal.
4.23*	Notice of Guranteed Delivery.
4.24**	Support Agreement, dated June 23, 2014, by and between Hudbay and Augusta (incorporated by reference to Exhibit 99.2 to Hudbay’s Amendment No. 4 to Schedule 13D filed on June 25, 2014).
4.25**	Form Lock-up Agreement (incorporated by reference to Exhibit 99.3 to Hudbay’s Amendment No. 4 to Schedule 13D filed on June 25, 2014).
4.26**

The unaudited condensed consolidated interim financial statements for the three months ended March 31, 2014 and notes related thereto, together with the credit supporter disclosure filed concurrently therewith, and the management’s discussion and analysis for the three months ended March 31, 2013 (incorporated by reference to Exhibits 99.1, 99.2, and 99.3 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on May 1, 2014).

5.1*	Consent of Deloitte LLP.
5.2*	Consent of Goodmans LLP.
5.3*	Consent of Milbank, Tweed, Hadley & McCloy LLP.
5.4*	Consent of Robert Carter.
5.5*	Consent of Cashel Meagher.
6.1*	Powers of Attorney (included on the signature pages of this Registration Statement on Form F-10).

* Filed herewith.

** Incorporated by reference.